Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2019 Second-Quarter Financial Results

Cambridge, Mass., July 31, 2019 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2019 second-quarter financial results.

Second-Quarter Financial Performance

Total revenues were $128.2 million for the second quarter of 2019, compared with $96.4 million for the second quarter of 2018. Research revenues increased 31%, and advisory services and events revenues increased 36%, compared with the second quarter of 2018. Pro forma revenues, which exclude the fair value adjustment to deferred revenue from the acquisition of SiriusDecisions, were $133.1 million for the second quarter of 2019, with $78.8 million from research services and $54.3 million from advisory services and events.

On a GAAP basis, net income was $1.6 million, or $0.08 per diluted share, for the second quarter of 2019, compared with net income of $7.8 million, or $0.43 per diluted share, for the same period in 2018.

On a pro forma basis, net income was $12.3 million, or $0.65 per diluted share, for the second quarter of 2019, which reflects a pro forma effective tax rate of 31%. Pro forma net income excludes stock-based compensation of $2.8 million, amortization of acquisition-related intangible assets of $5.1 million, acquisition-related deferred revenue fair value adjustment of $4.9 million, and acquisition and integration costs of $2.5 million. This compares with a pro forma net income of $9.6 million, or $0.53 million per diluted share, for the same period in 2018, which reflects a pro forma tax rate of 31%. Pro forma net income for the second quarter of 2018 excludes stock-based compensation of $2.1 million, amortization of acquisition-related intangible assets of $0.2 million, and acquisition and integration costs of $0.3 million.

“Forrester was at the upper end of pro forma revenue and operating margin guidance and exceeded our pro forma EPS target for the second quarter,” said George F. Colony, Forrester’s chairman and chief executive officer. “We are seeing meaningful progress in executing our strategy and accelerating the integration with SiriusDecisions across the business.”

Forrester is providing third-quarter 2019 financial guidance as follows:

Third-Quarter 2019 (GAAP):

•	Total revenues of approximately $105.0 million to $109.0 million.
•	Operating margin of approximately (2.0)% to 0.0%.
•	Interest expense of approximately $2.1 million.
•	An effective tax rate of (10)% to (5)%.
•	Loss per share of approximately $0.19 to $0.23.

Third-Quarter 2019 (Pro Forma):

Pro forma financial guidance for the third quarter of 2019 excludes the reduction in revenue from the fair value adjustment of pre-acquisition deferred revenue of $1.5 million to $2.0 million, stock-based compensation expense of $3.0 million to $3.2 million, amortization of acquisition-related intangible assets of $5.5 million to $6.0 million, acquisition and integration costs of $1.3 million to $1.6 million, and any investment gains or losses.

•	Pro forma revenue of approximately $107.0 million to $111.0 million.
•	Pro forma operating margin of approximately 9.0% to 11.0%.
•	Pro forma effective tax rate of 31%.
•	Pro forma diluted earnings per share of approximately $0.27 to $0.31.

Our full-year 2019 guidance is as follows:

Full-Year 2019 (GAAP):

•	Total revenues of approximately $456.5 million to $466.5 million.
•	Operating margin of approximately (1.0)% to 0.0%.
•	Interest expense of approximately $8.6 million.
•	An effective tax rate of (10)% to (5)%.
•	Diluted loss per share of approximately $0.53 to $0.63.

Full-Year 2019 (Pro Forma):

Pro forma financial guidance for full-year 2019 excludes the reduction in revenue from the fair value adjustment of pre-acquisition deferred revenue of $11.0 million to $11.5 million, stock-based compensation expense of $11.5 million to $12.0 million, amortization of acquisition-related intangible assets of $22.0 million to $23.0 million, acquisition and integration costs of $7.5 million to $8.0 million, and any investment gains or losses.

•	Pro forma revenue of approximately $468.0 million to $478.0 million.
•	Pro forma operating margin of approximately 10.5% to 11.5%.
•	Pro forma effective tax rate of 31%.
•	Pro forma diluted earnings per share of approximately $1.52 to $1.62.

About Forrester Research

Forrester is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 675,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, analytics, custom consulting, exclusive executive peer groups, learning offerings, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the third quarter of and full-year 2019, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to successfully integrate businesses that it acquires, the impact of Forrester’s outstanding debt obligations, the possibility of network disruptions and security breaches, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change, including with respect to an anticipated reduction in share repurchases subsequent to Forrester’s acquisition of SiriusDecisions. While currently suspended, dividend declarations are at the discretion of Forrester’s board of directors. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617-613-6000

mdoyle@forrester.com

Shweta Agarwal

Public Relations

Forrester Research, Inc.

+1 617-613-6805

sagarwal@forrester.com

© 2019, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Research services	$76,279	$58,300	$144,888	$110,000
Advisory services and events	51,904	38,053	83,944	64,102

Total revenues	128,183	96,353	228,832	174,102
Operating expenses:
Cost of services and fulfillment	56,571	39,071	101,681	73,176
Selling and marketing	44,017	32,709	86,050	65,720
General and administrative	13,221	10,940	26,411	21,679
Depreciation	2,166	2,095	4,189	4,091
Amortization of intangible assets	5,099	182	11,309	368
Acquisition and integration costs	2,487	329	5,454	329

Total operating expenses	123,561	85,326	235,094	165,363

Income (loss) from operations	4,622	11,027	(6,262)	8,739
Interest expense	(2,085)	—	(4,437)	—
Other income (expense), net	(86)	271	(356)	153
Losses on investments	(8)	(20)	(44)	(45)

Income (loss) before income taxes	2,443	11,278	(11,099)	8,847
Income tax expense	888	3,490	662	2,792

Net income (loss)	$1,555	$7,788	$(11,761)	$6,055

Basic income (loss) per common share	$0.08	$0.43	$(0.64)	$0.34

Diluted income (loss) per common share	$0.08	$0.43	$(0.64)	$0.33

Basic weighted average shares outstanding	18,435	17,965	18,399	18,001

Diluted weighted average shares outstanding	18,780	18,290	18,399	18,313

Pro forma data (1):
GAAP total revenues	$128,183	$96,353	$228,832	$174,102
Deferred revenue fair value adjustment	4,905	—	8,810	—

Pro forma revenues	$133,088	$96,353	$237,642	$174,102

Income (loss) from operations	$4,622	$11,027	$(6,262)	$8,739
Amortization of intangible assets	5,099	182	11,309	368
Deferred revenue fair value adjustment	4,905	—	8,810	—
Acquisition and integration costs	2,487	329	5,454	329
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,567	1,108	3,030	2,127
Selling and marketing	485	246	925	491
General and administrative	796	754	1,578	1,453

Pro forma income from operations	19,961	13,646	24,844	13,507
Interest expense	(2,085)	—	(4,437)	—
Other income (expense), net	(86)	271	(356)	153

Pro forma income before income taxes	17,790	13,917	20,051	13,660
Income tax expense GAAP	888	3,490	662	2,792
Tax effects of pro forma items (2)	3,871	603	7,768	1,131
Adjustment to tax expense to reflect pro forma tax rate (3)	756	221	(2,214)	312

Pro forma net income	$12,275	$9,603	$13,835	$9,425

Pro forma diluted income per share	$0.65	$0.53	$0.74	$0.51

Pro forma diluted weighted average shares outstanding	18,780	18,290	18,716	18,313

(1)

Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester's ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, acquisition-related deferred revenue fair value adjustments, stock-based compensation, acquisition and integration costs, net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 31% in both 2019 and 2018, which excludes items such as any release of reserves for uncertain tax positions established in prior years and the effect of any adjustments related to the filing of prior year tax returns. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.

(3)	To compute pro forma net income, we apply a pro forma effective tax rate of 31%.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	June 30, 2019	December 31, 2018
Balance sheet data:
Cash and cash equivalents	$69,762	$140,296
Accounts receivable, net	$65,824	$67,318
Deferred revenue	$180,910	$135,332
Debt outstanding	$141,875	$—

	Six Months Ended June 30,
	2019	2018
Cash flow data:
Net cash provided by operating activities	$33,529	$28,286
Purchases of property and equipment	$(4,666)	$(2,544)
Cash paid for acquisitions	$(238,943)	$(1,289)
Repayments of debt	$(33,125)	$—
Repurchases of common stock	$—	$(9,642)
Dividends paid	$—	$(7,196)

	As of June 30,
	2019	2018
Metrics:
Agreement value	$348,900	$249,500
Client retention	73%	71%
Dollar retention	90%	89%
Enrichment	108%	107%
Number of clients	2,875	2,355

	As of June 30,
	2019	2018
Headcount:
Total headcount	1,777	1,402
Products and advisory services staff	670	539
Sales force	697	520